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                                                                    EXHIBIT 10.1


                                LICENCE AGREEMENT


This Licence Agreement ("Agreement"), effective as of 28 February 2002 ("Effective Date") and dated 1 March 2002 ("the Execution Date") as amended April 29, 2002 is made between SHELL TECHNOLOGY VENTURES INC. ("SHELL"), WEATHERFORD/LAMB, INC. ("the Company") and WEATHERFORD INTERNATIONAL, INC. ("Weatherford") (individually a "Party" and together the "Parties").

WHEREAS, SHELL and its Affiliates have certain Intellectual Property Rights to Expanded Tube Technology which may be utilized in various commercial applications, including, without limitation, the Field of Use; and

WHEREAS SHELL and its Affiliates have certain information relating to Expanded Tube Technology; and

WHEREAS the Company wishes to be granted a right and licence for the use of certain of the aforementioned Intellectual Property Rights and information related thereto and SHELL is willing to grant such right and licence on terms and conditions set forth herein; and

WHEREAS Weatherford (who is, at the Effective Date, the parent of the Company) is prepared to guarantee the obligations of the Company set forth herein,

the Parties agree as follows:

1.       DEFINITIONS

         The following terms, as used in this Agreement and the Recitals to it, will have the following meanings:

         "Affiliate" means:

         (a)      in respect of a Person other than SHELL;

                  any company or legal entity

                  (i) which Controls either directly or indirectly such Person; or



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                  (ii)     which is Controlled directly or indirectly by such
                           Person; or

                  (iii) which is directly or indirectly Controlled by a company or entity which directly or indirectly Controls such Person;

                  for the purposes of this paragraph (a), "Control" and its derivatives means either

                  (A) the right to exercise 50% (fifty percent) or more of the voting rights exercisable at a general meeting of the shareholders (or its equivalent) of such company or entity; or

                  (B) where paragraph (A) cannot be satisfied due to legal or governmental restrictions of the country in which such company or entity is registered, and SHELL agrees that such company or entity should be regarded as an Affiliate (such agreement not to be unreasonably withheld), the right to exercise a number being less than 50% (fifty percent) of such voting rights, provided that the Controlling party exercises control of such company or entity with respect to operations and management. For the avoidance of doubt, it shall be reasonable for SHELL to refuse to agree that such company be regarded as an Affiliate if it is not reasonably satisfied that such control of operations and management actually exists; and

         (b)      in respect of SHELL:

                  (i) N.V. Koninklijke Nederlandsche Petroleum Maatschappij (a Dutch company), The "Shell" Transport and Trading Company, p.l.c. (an English company) and any company other than SHELL that is for the time being directly or indirectly affiliated with the two first mentioned companies or either of them.

                  For the purpose of this paragraph (i), a particular company is:

                  (A) directly affiliated with another company or companies if the latter hold/holds shares carrying 50% (fifty percent) or more of the votes exercisable at a general meeting of shareholders (or its equivalent) of the particular company; and

                  (B) indirectly affiliated with a company or companies (in this definition referred to as "the parent company or companies") if a series of



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                           companies can be specified, beginning with the parent
                           company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly affiliated with one or more companies earlier in the series; and

                  (ii) any company which is managed or operated by SHELL or a company as defined in (i) above and/or has a service agreement with SHELL and/or a company as defined in (i) above pursuant to which it pays on a cost sharing basis a proportion of certain of the costs of research and/or technical development activities of SHELL or such other company pursuant to a cost allocation arrangement, provided that any company which from time to time holds a licence or sub-licence in relation to the Other Commercial Licence as referred to in Clause 3.1 hereof and which, but for this proviso would be an Affiliate of SHELL, shall for so long as the aforesaid licence subsists be deemed for the purposes of this Agreement not to be an Affiliate of SHELL.

         "Affiliate Sub-Licensee" means Affiliate of the Company to whom a sub-licence has been granted in accordance with the terms of this Agreement.

         "Change of Control" means:

         (a) the acquisition by a non-Affiliate of Weatherford of 50% or more of the combined voting power of the outstanding voting securities of the Company (or its permitted assignee);

         (b) the merger or consolidation of the Company with and into another corporation or other entity (whether or not the Company is the surviving corporation), where Weatherford or an Affiliate of Weatherford does not continue to own 50% or more of the combined voting power of the outstanding voting securities of the surviving corporation; or

         (c) the Company transfers all or substantially all of its assets (including this licence) to a Person which is a non-Affiliate of Weatherford or the Company transfers all or substantially all of its assets not including this licence to a Person who is a non-Affiliate of Weatherford or the Company where the Company is unable to demonstrate to the reasonable satisfaction of SHELL that



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                  it retains appropriate financial and commercial resources to continue to meet its obligations under, and to operate, the licence;

         provided that, a change of control of Weatherford shall not be deemed to be a "Change of Control" of the Company. For the avoidance of doubt, a change of control of Weatherford includes, without limitation, the following events:

         (i)      any "person", including a "group", as those terms are used in
                  Section 13(d)(3) of the Securities Exchange Act of 1934 acquires or otherwise becomes the owner of 50% or more of the combined voting power of Weatherford's then outstanding voting securities;

         (ii) Weatherford is merged or consolidated with and into another corporation or other entity, whether or not:

                  (A)      Weatherford is the surviving or parent corporation,

                  (B) the stockholders of Weatherford prior to such merger or consolidation continue to own 50% or more of the combined voting power of the outstanding voting securities of the surviving corporation,

                  (C) the directors of the surviving corporation are "continuing directors" (within the customary meaning of such term), or

                  (D)      the surviving corporation is publicly traded; and

         (iii) Weatherford transfers all or substantially all of its assets as contemplated by Delaware corporate law on a consolidated basis to another corporation or entity which is a less than a 50% owned subsidiary of Weatherford.

         "Confidential Information" means:

         (a) any information referred to in paragraphs (a), (b) and (d) of the definition of Technical Information, whether in written, electronic or other physical form provided that where the same is orally or visually disclosed by SHELL or any Affiliate of SHELL it shall be confirmed in writing as confidential within thirty (30) days of such oral or visual disclosure;



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         (b)      any information referred to in paragraphs (c) and (e) of the definition of Technical Information; and

         (c) any other technical information provided to the Company or its Affiliates that should reasonably, by the nature of such information or under the circumstances of its disclosure, be considered of a confidential nature.

         "Documentation" means any and all written materials or electronic media relating to a product (whether hardware or software) or service including, without limitation, (i) all manuals, drawings, patterns, plans, specifications, tolerances, algorithms, formulas, source code, object code and other data whatsoever and all supplements, revisions and updates thereto and (ii) all programmer's notes and manuals, flowcharts, user manuals and all other information which assists in compiling, interpreting, linking, interfacing, porting, loading, maintaining, supporting, debugging, upgrading, updating, enhancing or programming software applications programs, or which otherwise describe and/or explain the components, structures, sequencing, organisation, function, performance, communications and/or operation of such software application programs.

         "Enventure" means Enventure Global Technology LLC.

         "EST" means expandable perforated (including slotted) tube applications, including, without limitation, applications utilized for wellbore drilling, completion and/or repair.

         "Expanded Tube Technology" means all technology related to or necessary for the expansion of tubulars as covered by any of the SHELL Intellectual Property.

         "Field of Use" means any application of Expanded Tube Technology in oil, gas and water wells (including subsea applications).

         "Framework Agreement" means the framework agreement between Shell Technology Ventures Limited and Weatherford dated 1 March 2002 and effective as of 28 February 2002.

         "Intellectual Property Rights" means all Patent Rights and any other intellectual property rights existing under the laws of any jurisdiction, including, without limitation, copyrights (whether registrable or not), rights under copyright applications for registration, rights under copyright registrations, unregistered design rights, rights under design rights registrations, rights under design rights applications, database rights, trade secrets or other similar property rights.



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         "Licensed Patents" means the patent applications and patents listed in
         Schedule 1, any patents claiming priority from or granted on any of the patent applications listed in Schedule 1, any patents and patent applications corresponding with any of the patent applications and patents listed in Schedule 1, any other patents or patent applications that SHELL may from time to time agree in writing in accordance with Clause 16 are to be added to Schedule 1; and including any divisions, reissues, reexaminations, continuations, continuations-in-part, extensions and renewals thereof.

         "Net Invoice Price" means the gross invoice price, incorporating all revenues accrued or received by the Company or any Affiliate Sub-Licensee or other Affiliate of the Company from a third Person who is not an Affiliate of the Company or from an Affiliate who is the end user thereof from the sale, lease, supply, or other disposal of Products and the provision of Services after deduction of any crating, freight, packing, transportation, insurance, prompt payment, trade or quantity discounts, taxes (not computed on income), duties, storage, Value Added Tax or any other sales tax or duty from time to time in force and credits for returned or defective goods, relating exclusively to the sale, lease, supply, other disposal or provision of the Products or the Services save as may be modified in accordance with Clause 5.6.

         "Patent Rights" means the rights conveyed by patents and patent applications including any patents which issue from such applications, as well as divisions, reissues, continuations and renewals thereof.

         "Payment Period" means the period of 17 years commencing on the Effective Date.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an unincorporated association, a joint stock company, a trust, a joint venture, an unincorporated organisation, a governmental agency, department or instrumentality or any political subdivisions thereof and any other legal entity.

         "Products" means EST and STT products that (a) were directly created with and/or incorporate and/or otherwise are/were developed using Technical Information and/or (b) come within one (1) or more claims of or otherwise use any of the inventions coming within any of the claims of the Licensed Patents.

         "Promissory Note" means the promissory note in the agreed form in the sum of US$ 20 million due and payable on 31 December 2002 to be issued by Weatherford.



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         "Services" means services (a) relating to the installation of Products, and/or (b) using and/or otherwise developed using Technical Information and/or using a product or method coming within one (1) or more claims of or otherwise use any of the inventions coming within any of the claims of any of the Licensed Patents.

         "SHELL Intellectual Property" means the Licensed Patents and the Technical Information.

         "STT" means expandable solid tube applications, including without limitation, applications utilized for wellbore drilling, completion and/or repair

         "Technical Information" means:

         (a) the know-how, manufacturing processes, data, test results, engineering and manufacturing drawings and specifications, lists of materials, sources of materials and Documentation and instructions and any other information (i) contained in any of the documents listed in Schedule 2 and/or (ii) accepted by the Company pursuant to Clause 6.2;

         (b) any information directly related to any inventions covered by any of the Licensed Patents set out in Schedule 1 that SHELL or any Affiliate of SHELL discloses to the Company or any Affiliate of the Company, to the extent that the same are directly related to any inventions covered by any of the Licensed Patents set out in Schedule 1;

         (c) any information received or obtained by Petroline Wireline Services Limited directly or indirectly from SHELL and/or any Affiliate of SHELL under the Development Agreement between Shell Internationale Research Maatschappij B.V. and Petroline Wireline Services Limited dated 22 February 1993;

         (d) any information provided by SHELL or any Affiliate of SHELL in connection with or as a result of the provision of technical support and assistance as referred to in Clause 6.1; and

         (e) any information disclosed by SHELL or any of its Affiliates pursuant to the Memorandum of Understanding dated 31 October 2001 and/or the Confidentiality Agreement dated 15 November 2001 between Shell Technology Ventures Limited and Weatherford.



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         "Warrants" means the warrants in agreed form to be issued by
         Weatherford in favour of SHELL.

         "Weatherford" means Weatherford International Inc.

         "Year" means each consecutive period of 12 months during the currency of this Agreement beginning on the Effective Date and each anniversary thereof.

2.       COMMENCEMENT, DURATION AND SURVIVAL

2.1      This Agreement shall commence on the Effective Date.

2.2 Termination or cancellation of this Agreement will not terminate any obligation with respect to any amounts due and owing to the other Party but unpaid or unsatisfied, including, without limitation amounts due and owing under the obligation to pay royalties. Notwithstanding termination or cancellation of this Agreement, the Parties may assert their accrued rights to indemnification pursuant to Clause 10. The provisions in Clause 6: Confidential Information/Publicity, Clause 7:
         Limitation of Liability/Indemnity/Warranties, Clause 10:
         Indemnification, Clause 13: Law and Jurisdiction, in addition to the provisions of this Clause 2, will survive any termination of this Agreement.

2.3 The Parties hereby agree to arrange for their respective Affiliates, Shell Research Limited and Petroline Wireline Services Limited to terminate the licence agreement between the latter two companies with effective date 15 April 1996 with effect from the Effective Date.

3.       INTELLECTUAL PROPERTY

3.1 SHELL hereby grants to the Company a world-wide, perpetual, royalty-bearing, non-exclusive, non-sub-licensable and non-transferable (except as permitted in Clause 14) licence to use the SHELL Intellectual Property, to manufacture, and have manufactured, use and have used, lease and have leased, sell and have sold, dispose of and have disposed of on behalf of the Company Products made by or for the Company for use only in the Field of Use and provide and have provided Services to third parties only in the Field of Use and to further develop such Products and Services for use only in the Field of Use. It is understood and agreed that the licence granted under patent application WO 00/26,501, any patents granted thereon, any corresponding patent



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         applications and patents granted on such corresponding patent applications shall be restricted to applications whereby the device including the shape memory metal is arranged around a portion of the conduit which is expanded, and the licence granted under patent application WO 01/36,782, any patents granted thereon, any corresponding patent applications and patents granted on such corresponding patent applications shall not include the right to manufacture, sell, lease, supply or otherwise dispose of or provide the drill bit as covered by such patent rights. The licence shall be sub-licensable to Affiliates of the Company except to the extent that SHELL or its Affiliates are restricted from permitting any sub-licensing pursuant to any of the agreements listed in Schedule 3. The Company shall ensure that in any and all sub-licences there are included like obligations on the Affiliate Sub-Licensees as those on the Company contained in this Agreement and that all Affiliate Sub-Licensees duly observe and perform the same. Notwithstanding the fact that the licence contemplated by Clause 3.1 is described as a non-exclusive licence, SHELL agrees that it and its Affiliates will not whether acting together or separately authorise or permit, in addition to the Company and Affiliate Sub-Licensees, more than one third Person and its Affiliates to hold a licence or sub-licences in respect of the SHELL Intellectual Property in the Field of Use at any one (1) time (which Person and its Affiliates are at the Effective Date Enventure, Halliburton Company and their respective Affiliates) ("Other Commercial Licence") provided, however, that such licence or sub-licence shall not be sub-licenseable by such other Person and its Affiliates other than to other Affiliates of such Person and its Affiliates. Notwithstanding the foregoing provisions of this Clause 3.1, SHELL and Affiliates of SHELL shall remain free to (i) use and have used SHELL Intellectual Property within the Field of Use for their own operations only, consistent with their customary practice at the Effective Date provided that in no case shall SHELL or its Affiliates make or have made any Products for commercial sale, lease or other commercial disposal to a third Person and (ii) to provide Services to Affiliates consistent with this customary practice at the Effective Date.

3.2 The Company agrees that it will not obscure, deface or remove any legend or notice placed by SHELL or an Affiliate of SHELL on any tangible manifestation of SHELL Intellectual Property provided to the Company (including all the documents listed in Schedule 2) for the purpose of protecting the Intellectual Property Rights of SHELL or such Affiliate of SHELL in, under or to such SHELL Intellectual Property.



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3.3.     SHELL hereby undertakes for so long as the licence granted hereunder subsists and save as provided in Clause 3.4 not to, and to procure that none of its Affiliates bring proceedings against the Company or any of its Affiliates, permitted assigns or customers anywhere in the world alleging infringement of any claims or any claim of any patent directed to Expanded Tube Technology, and which are owned by Shell Oil Company or Shell Internationale Research Maatschappij B.V. and existing at or granted on applications published and pending at the Effective Date by the use of the licence in Clause 3.1 to manufacture and have manufactured, use and have used, lease and have leased, sell and have sold, dispose of and have disposed of on behalf of the Company products or the use of methods in each case falling within the claims of any of the Licensed Patents within the Field of Use.

3.4. The undertaking in Clause 3.3 shall not in any event apply in relation to the patents and patent applications listed in Schedule 5, any patents claiming priority from or granted on any of the patent applications listed in Schedule 5, any patents and patent applications corresponding with any of the patent applications and patents listed in
         Schedule 5, and including any divisions, reissues, reexaminations, continuations, continuations-in-part, extensions and renewals thereof.

4.       MAINTENANCE AND PROSECUTION

4.1 SHELL agrees to treat the SHELL Intellectual Property in the same manner as it treats its other Intellectual Property Rights of a similar nature, and agrees not to abandon any patent applications and patents forming part of the Licensed Patents without the prior written consent of the Company, such consent not to be unreasonably withheld. In the event that SHELL wishes to abandon any such patent application or patent SHELL will give 30 days notice of the intended date of abandonment, discuss within such 30 day period with the relevant licensees of such patent application or patent (who at the relevant time are actively exploiting a licence in respect of such patent application or patent), the terms and conditions of an assignment for no additional monetary consideration, with immunity from suit in respect thereof being granted to SHELL and its Affiliates and assigns to one or more of such licensees of any such patent application or patent and the granting of the right, either singularly or jointly, to continue prosecution of and the maintenance of any such patent application or patent (with the licensee in question bearing the cost of preparation and recordal of any assignment).



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4.2      SHELL agrees to provide to the Company on an annual basis a report on the status of the Licensed Patents. SHELL further agrees upon the reasonable request of the Company to provide copies of the novelty search reports carried out by patent offices in the course of the prosecution of the Licensed Patents that have been received by SHELL or an Affiliate of SHELL.

4.3 The Company shall notify SHELL in writing of any suspected infringement by any third party of any Licensed Patent. If the Company supplies to SHELL evidence that reasonably demonstrates infringement by a third party in the Field of Use of one or more of the Licensed Patents to an extent so as to cause actual loss of business (including loss of contract) of the Company or any Affiliate of the Company ("a Third Party Infringement") in a particular Product or Service and SHELL has failed to take commercially reasonable steps either to cause the Third Party Infringement to cease (whether pursuant to a Court order, undertaking or otherwise) or, provided SHELL is entitled hereunder to do so, license such third party, in either case, within six (6) months of a written notification from the Company of such Third Party Infringement (such notice to contain reasonable evidence to demonstrate Third Party Infringement including the actual loss of business (including loss of contract)), then the Company will pay all royalties payable on sales of those Products and Services in the country in which the Third Party Infringement was occurring into an escrow account which will be established by the parties at a mutually acceptable bank on the terms of an escrow agreement to be agreed by the parties within 90 days of this Agreement. The escrow agreement shall, inter alia, provide that upon SHELL taking commercially reasonable steps to cause cessation of the Third Party Infringement SHELL will forthwith receive the royalties paid into the escrow account together with all interest accrued thereon provided that if subsequently Shell fails to take any further steps as may be or become commercially reasonable in respect of that Third Party Infringement then the Company shall be entitled to pay subsequent royalties into the escrow account which shall remain in such account until SHELL takes such further commercially reasonable steps whereupon SHELL will forthwith receive the royalties paid into the escrow account together with all interest accrued thereon (provided further that this proviso shall apply mutatis mutandis in relation to any and all further failures to take further commercially reasonable steps as aforesaid). For the avoidance of doubt in the event that some royalties in respect of sales of a particular Product or Service in a particular country are paid into an escrow account pursuant to this Clause, the Company is required to continue to pay to SHELL all other royalties due under and in accordance with the terms of this Agreement. SHELL shall keep the Company reasonably updated with respect to any steps taken by SHELL to cause the cessation of the Third Party Infringment or licence the third party so infringing the Licensed Patents as provided for in Clause 4.3.

5.       CONSIDERATION

5.1 In consideration of the licence granted hereunder the Company agrees to pay to SHELL the sum of One hundred and forty five million US Dollars (US$ 145 million).

5.2      Consideration shall be satisfied as follows:

         (a) as to US$65 million on the Execution Date by transfer for value on the Effective Date to SHELL's account at JP Morgan Chase Bank, New York, ABA number 021000021, account number 323055907; and

         (b) as to US$20 million by the issue of the Promissory Note on the Effective Date and its delivery to SHELL on the Execution Date; and

         (c) as to US$60 million by the issue of the Warrants on the Effective Date and their delivery to SHELL on the Execution Date.

5.3 Subject always to Clause 5.9, the Company shall further pay to SHELL a royalty of 6% (six percent) of the Net Invoice Price of every sale, lease, supply or other disposal of Products during the Payment Period and/or provision of Services during the Payment Period (whether by or on behalf of the Company or an Affiliate Sub-Licensee or any other Affiliate of the Company) to a Person other than an Affiliate of the Company or to an Affiliate of the Company (where such Affiliate is the end user) whether or not there is a subsisting patent or pending patent application in the country in which the sale, lease, supply or other disposal of Products or provision of Services occurred.

5.4 The Company shall within thirty (30) days after 31 March, 30 June, 30 September and 31 December in each Year and three (3) months after the end of the Payment Period send to SHELL a statement showing the quantity, description and value of the Products sold, leased, supplied or disposed of or Services provided by the Company and by its Affiliate Sub-Licensees and other Affiliates of the Company during the preceding three (3) months (or such shorter period as may be applicable) ending on such day and showing the amount of royalty due hereunder in respect of each such period. With each such statement the Company shall send a remittance to SHELL for the total aggregate amount of royalty shown by such statement to be due. The Company shall remain responsible for the payment of royalties due for Products and Services sold leased, supplied, otherwise disposed of or provided by its Affiliate Sub-Licensees.

5.5 The Company shall and shall procure that Affiliate Sub-Licensees shall keep proper records and books of account showing the quantity, description and Net Invoice Price of the Products sold, leased, supplied, disposed of and Services provided hereunder for a period of five (5) years after the date any such statement is due hereunder. Such records may be inspected by duly authorised in-house or independent representatives or agents of SHELL during normal business hours, with at least two (2) weeks prior written notice, and such inspections may occur not more frequently than once per calendar year. The Company and its Affiliates shall have the right to exclude from any such inspection any and all confidential information that is not directly related to the payment of royalties under this Agreement.

5.6 The gross invoice price as used in the definition of Net Invoice Price for the purpose of determining any royalty payable to SHELL hereunder in respect of any sale, lease or other disposal of Products or provision of Services shall be based on a fair arm's length value of the Products and Services such that the effect of the sale, lease or other disposal of Products or provision of Services and any related transactions has not been to avoid the liability to pay royalties.

5.7 All sums payable hereunder to SHELL shall be paid in US Dollars. Any Net Invoice Price not expressed in such currency shall be converted to such currency at the open middle market spot rate of exchange in London as published in the Financial Times (or failing that, such other published source as SHELL may reasonably select) on the last day of the relevant period specified in Clause 5.4 hereof during which the Products and Services were sold leased, supplied, otherwise disposed of or provided.

5.8 If any amount specified for payment by the Company under this Agreement shall be subject to taxes or governmental charges other than income tax in SHELL's country of residence which are to be paid by SHELL or to be withheld by the Company, the Company shall pay such increased amount as yields to SHELL, after payment or withholding of the taxes or charges, the full amount specified in this Agreement provided that (save where the amount specified is paid by a company resident for tax purposes outside the United States of America) the Company or other payer resident for tax purposes in the United States of America shall not be obliged to pay any greater sum on account of any withholding made by the Company or such other payer than it would have been required to pay had the payment been made to SHELL or another recipient resident for tax purposes in the United States of America. The Company and SHELL agree to take such actions prescribed by applicable law or regulation, or as reasonably requested, as will permit, in accordance with the law of any relevant jurisdiction in which the Company or SHELL (as the case may be) is resident for tax purposes or any double taxation agreement to which such jurisdiction is a party, any sum payable under this Agreement to be paid free and clear, or at a reduced rate, of any deduction or withholding. All sums payable hereunder (for the avoidance of doubt whether or not payable under this Clause 5.8 or otherwise) to SHELL shall be exclusive of any sales tax, value added tax or any other taxes on sales, turnover or value added similar or corresponding thereto.

5.9 All royalties payable to SHELL under this Clause 5 shall be payable only in respect of Products and Services sold, leased, supplied or otherwise disposed of or provided during the Payment Period, after which the licences to which such royalties relate shall be treated as fully paid-up and no further royalties shall be payable by the Company to SHELL in respect of such licences.

5.10 If the Company fails to pay any amount due under this Agreement by the due date, it shall pay interest (calculated on a daily basis) on the amount outstanding (before and after termination of this Agreement) from the date that the same became due until actual payment, at a rate of 3% (three percent) above the annual prime rate from time to time of JP Morgan Chase Bank, New York.

5.11 In the event that Weatherford, at any time during the period commencing on the Effective Date and expiring on the tenth anniversary thereof, declares and pays a dividend in cash on all of its outstanding shares of common stock, par value $1.00 per share ("Dividend"), the Company shall include with the next royalty payment remitted to Shell pursuant to Clause 5.4 hereof an additional amount equal to the product of three million, two hundred and thirty-two thousand, two hundred and fourteen (3,232,214) times the per share amount of such cash dividend. Provided that where a royalty payment is not due or is due but is not paid by the Company to SHELL within the period for payment of a royalty as specified in Clause 5.4 hereof which falls immediately following the declaration and payment of such Dividend ("Relevant Period") then the Company shall remit the additional amount as aforesaid within the Relevant Period.

6.       PROVISION OF INFORMATION

6.1 SHELL or an Affiliate of SHELL will provide the Company with the Technical Information referred to in paragraphs (a) and (b) of the definition of Technical Information. The Technical Information referred to in Schedule 2 shall be provided by or on behalf of SHELL to the Company within 30 days of the Effective Date. SHELL agrees to provide through an Affiliate of SHELL technical support and assistance, of a scope and during a term and at a cost to the Company and on such other terms as may be agreed between such Affiliate of SHELL and the Company at the time in question, to the Company in connection with the implementation and development of products based upon the SHELL Intellectual Property, on the understanding that SHELL shall be under no obligation to provide such support to the extent it is restricted from doing so by other contractual arrangements to which it or any of its Affiliates is a party.

6.2 SHELL or an Affiliate of SHELL will provide the Company with a description of all information which SHELL is able and free to provide at the Effective Date directly relating to the expansion of tubulars in a wellbore ("Information"). Within 30 days following the provision of such description of the Information, the Company shall notify SHELL in writing whether it wishes to accept the Information. Such acceptance in writing shall be effected by way of an exchange of a schedule listing the Information and upon such exchange the Information shall immediately become Technical Information under this Agreement and SHELL or an Affiliate of SHELL shall thereupon provide the Company with details of such Technical Information.

6.3 The Company agrees that it will not make use of or in any way circulate within its own organization or permit its Affiliates to make use of or in any way circulate any Confidential Information except to the extent necessary for the performance of the Company's obligations and rights pursuant to this Agreement.

6.4 The Company agrees that the Company will disclose Confidential Information only to its Affiliate Sub-Licensees and its Affiliates, officers, directors, employees, (hereinafter individually referred to as a "Representative" and collectively referred to as the "Representatives") who have a need (related to the performance of the Company's obligations and exercise of rights pursuant to this Agreement) to know such information for the purposes of exercising its rights or complying with its obligations under this Agreement and certifies that such Representatives have previously agreed, either as a condition to employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement, including, without limitation, terms and conditions restricting the use and disclosure of the Confidential Information. The Company agrees that it will inform each of its Representatives to whom Confidential Information is to be disclosed of the confidential nature of such Confidential Information and direct such Representatives not to (i) disclose such Confidential Information to any third Person or (ii) use such Confidential Information except in connection with the performance of the Company's obligations and exercise of rights pursuant to this Agreement and any other purpose SHELL may hereafter authorize in writing. The Company will be liable for (i) the unauthorized use or disclosure by its Representatives of Confidential Information and (ii) any other breach by the Company's Representatives of the terms and conditions of this Clause 6.

6.5 The Company further agrees that (i) it will not (except as expressly authorized herein) disclose any Confidential Information to any third Person, and (ii) it will use all reasonable means adequate to preserve its secrecy.

6.6 The obligations under Clauses 6.3, 6.4 and 6.5 of the Company with respect to any portion of Confidential Information will not apply if and to the extent that the Company can document that:

         (a) such Confidential Information was in the public domain at the time it was communicated directly or on behalf of SHELL or any Affiliate of SHELL to the Company;

         (b) such Confidential Information entered the public domain subsequent to the time it was communicated directly or on behalf of SHELL or any Affiliate of SHELL to the Company through no fault of the Company;

         (c) such Confidential Information was in the Company's or an Affiliate's possession free of any obligation of confidence at the time it was communicated direct or on behalf of SHELL or an Affiliate of SHELL to the Company;

         (d) such Confidential Information was rightfully communicated by a source other than SHELL and/or an Affiliate of SHELL free of any obligation of confidence subsequent to the time it was communicated to the Company by SHELL or an Affiliate of SHELL; or

         (e) information which is of the same nature as or identical to Confidential Information and was independently developed for the Company or an Affiliate by Persons who did not access the Confidential Information in any way other than in circumstances where the exceptions in Clauses 6.6 (a) to (d) above apply.

6.7 In the event the Company is required by order of a court or governmental authority having competent jurisdiction, to disclose any Confidential Information, it shall give SHELL prompt notice of such requirement so that SHELL may seek an appropriate protective order and shall withhold disclosure until SHELL has had reasonable opportunity to procure, and shall exercise its best efforts to assist SHELL in procuring, such a protective order unless SHELL has given written notice to the Company of its decision not to seek a protective order. If despite such prompt notice and reasonable efforts the protective order is denied or disclosure is mandated before the order can be sought, the Company may disclose Confidential Information without liability hereunder; provided, however, that the Company shall use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information and provided further that such disclosure shall be limited to the specific information necessary to comply with such order. Except as expressly set forth herein, the Company will not be deemed to have acquired by reason of this Agreement any rights with respect to Confidential Information. Except as expressly set forth herein, all Confidential Information furnished to the Company in electronic, written or documentary form (including, without limitation, documents, drawings, models, apparatus, sketches, designs and lists), together with all copies thereof, or extracts made therefrom, will remain the property of SHELL and will, at the request of SHELL, be destroyed or returned to SHELL upon termination of this Agreement; however, the Company's external counsel in England may, upon entering into an undertaking with SHELL to keep the same confidential, retain a copy of the Technical Information for archival purposes only.

6.8 SHELL hereby undertakes for so long as the licence hereunder subsists and save as provided in Clause 6.9 that it shall not and shall procure that no Affiliate of SHELL brings proceedings against the Company or any of its Affiliates, permitted assigns and customers anywhere in the world alleging infringement of any claim or claims of any patent directed to Expanded Tube Technology and based on Technical Information, and which is owned by Shell Oil Company or Shell Internationale Research Maatschappij B.V. by the use of Technical Information in accordance with the terms of this Agreement by the use of the licence in Clause 3.1 to manufacture and have manufactured, use and have used, lease and have leased, sell and have sold, dispose and have disposed of on behalf of the Company products or the use of methods in each case falling within the claims of any of the Licensed Patents within the Field of Use.

6.9 Within a period of 45 days following the provision by or on behalf of SHELL of any Technical Information (other than the Technical Information described in Schedule 2 at the Effective Date) to the Company or any Affiliates of the Company after the Effective Date, SHELL shall be entitled by notice in writing to notify the Company or any Affiliates of the Company (as the case may be) of any such Technical Information which it is not free to provide to the Company or Affiliates of the Company. Forthwith upon receipt of such notice in writing, the Company shall and/or shall procure that its Affiliates shall (a) not use for any purpose, (b) return to SHELL and (c) keep confidential pursuant to the provisions of Clause 6, the Technical Information which is the subject matter of such notice ("Returned Information"). Any Returned Information shall upon its return to SHELL no longer be deemed to be Technical Information.

7.       LIMITATION OF LIABILITY/INDEMNITY/WARRANTIES

7.1 SHELL does not make and SHELL hereby disclaims any warranty regarding the accuracy, quality or fitness for purpose of the Technical Information disclosed or otherwise provided to the Company, Weatherford or any of their respective Affiliates and takes no responsibility for any expense, loss, or action incurred or undertaken in reliance upon such information, and save as expressly provided in Clause 7.2 hereof makes no warranty that such information provided hereunder can be used without regard to third-party intellectual property rights. Save in respect of claims for any loss, cost, damage, liability or expense (including attorney's fees) arising out of any matters expressly provided for in Clause 7.2 the Company hereby waives any right to recover from SHELL or any Affiliate of SHELL any loss, cost, damage, liability or expense (including attorney's fees) incurred as a result of or arising out of the use of any Technical Information disclosed by or obtained from SHELL or any Affiliate of SHELL pursuant to this Agreement.

7.2      SHELL warrants to the Company, as at the Effective Date:

         (a) it has full power and authority (including all necessary corporate approvals) to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement is a legal, valid and binding obligation of SHELL and no further corporate approvals (including all necessary approvals from Affiliates) are necessary for SHELL to execute and deliver this Agreement and perform its obligations hereunder;

         (b) SHELL is entitled to grant the licence provided for in this Agreement. The Licensed Patents listed in Schedule 1 at the Effective Date are beneficially owned by Affiliates of SHELL and are legally owned and registered or proceeding in the name of the Affiliate of SHELL as indicated in Schedule 1. No person other than SHELL and Affiliates of SHELL owns solely or jointly any of the Licensed Patents listed in Schedule 1 at the Effective Date;

         (c) none of SHELL, Shell Oil Company or Shell Internationale Research Maat-Schappij B.V. has received any notice or is otherwise aware of any infringement by SHELL or any of its Affiliates of any third Person's Patent Rights by the making, importation, use or sale of products or the supply of services utilizing Expanded Tube Technology in the Field of Use with the exception of infringement alleged by Baker Oil Tools of US patent no. 6,098,717 and foreign equivalents, and infringement alleged by Schlumberger Technology of the latter's US patent 6,085,838 and foreign equivalents;

         (d) there are no licences or sub-licences under the Licensed Patents listed in Schedule 1 at the Effective Date granted by SHELL or any of its Affiliates to, or other agreements conferring a right or interest in or to the Licensed Patents listed in Schedule 1 at the Effective Date entered into by SHELL or any of its Affiliates with, third parties other than Affiliates of SHELL in the Field of Use subsisting at the Effective Date except for Enventure, Halliburton Company and their respective Affiliates (as referred to in Clause 3.1) and the licence granted to Petroline Wireline Services Limited with an effective date of 15th April, 1996; and, further SHELL has not received any notice and is not aware of any infringement in the Field of Use of any patents forming part of the SHELL Intellectual Property listed in Schedule 1 and/or
                  Schedule 2 at the Effective Date by the making, use or sale of products or the supply of services utilizing Expanded Tube Technology by any third party with the exception of Baker Oil Tools for sale of, and possible sale of their Express Screen and FORMlock expandable liner hangers, the manufacture, use or sale of which may infringe any such patents; and

         (e) to the best of the knowledge of SHELL, Shell Oil Company, Shell Internationale Research Maatschappij B.V. and Shell Technology Ventures Limited, the entry into this Agreement by SHELL will not constitute a breach (which would have an adverse effect on the enjoyment of the Company's licence hereunder) by SHELL of any agreement relating to any of the Licensed Patents listed in Schedule 1 at the Effective Date or the information referred to in paragraph (a) of the definition of Technical Information and provided at the Effective Date;

         Provided that in relation to any granted patents and/or any pending patent applications that SHELL may from time to time agree after the Effective Date to add to Schedule 1 (in accordance with the provisions of Clause 16) and which thereby become Licensed Patents, SHELL agrees that at the date when such patents or pending patent applications become Licensed Patents (by adding such patents or pending patent applications to Schedule 1 by way of a modification to this Agreement in accordance with the provisions of Clause 16) it shall give a warranty in respect of such patents and/or pending patent applications mutatis mutandis on the same terms as the warranty set out in Clause 7.2(b) save that references to "the Effective Date" shall be replaced with the relevant date of the modification to this Agreement as aforesaid. For the avoidance of doubt, SHELL shall decide in its sole discretion whether any pending patent applications shall be added to
         Schedule 1 prior to the date such pending patent applications mature into granted patents.

7.3 The warranties set out above are subject to all matters fairly disclosed in the documents listed in Schedule 4 to this Agreement.

7.4 Any termination of this Agreement will be without prejudice to any accrued liability of either Party to the other Party for breach of this Agreement existing immediately prior to such termination.

7.5 Neither the Company nor Weatherford shall be entitled to recover from SHELL in respect of a breach or breaches of any of the warranties contained in or to be given pursuant to Clauses 7.2 (a) or (b) (whether for breach of contract, tort (including negligence), breach of statutory obligation or otherwise, except fraud or fraudulent misrepresentation), a sum in excess of one hundred and fifty million US Dollars (US$150 million) in aggregate, less any amounts recovered under Clause 7.6 (which sum shall include claims for reasonable legal, professional and other costs and expenses incurred by Weatherford in connection with such breach(es)). Neither the

         Company nor Weatherford shall be entitled to bring any claims whatsoever in respect of a breach or breaches of the warranties contained in or to be given pursuant to Clause 7.2 after the expiry of the period of seventeen years from the Effective Date.

7.6 Neither the Company nor Weatherford shall be entitled to recover from SHELL in respect of a breach or breaches of any of the warranties contained in Clauses 7.2(c), (d) or (e) and under any other claim (other than a claim made under Clause 7.5 for breach of any of the warranties contained in or to be given pursuant to Clauses 7.2(a) and
         (b)) arising directly or indirectly out of or relating to this Agreement (whether for breach of contract, tort (including negligence), breach of statutory obligation or otherwise, except fraud or fraudulent misrepresentation) and the Framework Agreement, a sum in excess of X in aggregate (which sum shall include claims for reasonable legal, professional and other costs and expenses incurred by Weatherford in connection with such breach(es)). In this Clause 7.6, X shall be interpreted as follows:

         (a) during the period from the Effective Date to the day prior to the first anniversary of the Effective Date (the "First Year"), X = one hundred and fifty million US Dollars (US$ 150 million) less any amounts received under Clause 7.5;

         (b) during the period from the first anniversary of the Effective Date to the day prior to second anniversary of the Effective Date (the "Second Year"), X = one hundred and twenty million US Dollars (US$ 120 million) less any amounts recovered during the First Year and any amounts recovered under Clause 7.5;

         (c) during the period from the second anniversary of the Effective Date to the day prior to the third anniversary of the Effective Date (the "Third Year"), X = ninety million US Dollars (US$ 90 million) less any amounts recovered during the First Year and the Second Year and any amounts recovered under Clause 7.5;

         (d) during the period from the third anniversary of the Effective Date to the day prior to the fourth anniversary of the Effective Date (the "Fourth Year") X = sixty million US Dollars (US$ 60 million) less any amounts recovered during the First Year, Second Year and/or Third Year and any amounts recovered under Clause 7.5;

         (e) during the period from the fourth anniversary of the Effective Date to the day prior to the seventeenth anniversary of the Effective Date, X = thirty million US Dollars (US$30 million) in aggregate less any amounts recovered during the First Year, the Second Year, the Third Year, the Fourth Year and in any of the years falling between the fourth and seventeenth anniversaries of the Effective Date and any amounts recovered under Clause 7.5; and

         (f) after the expiry of the period of seventeen years from the Effective Date X shall be zero and the amount referred to in Clause 7.5 shall also be zero,

         save that where X pursuant to these calculations is a sum less than zero, X shall be deemed to be zero. Any claim made in accordance with Clause 7.5 or this Clause 7.6 that is made against SHELL in one (1) period identified in subclauses (a) to (f) of this Clause 7.6 and resolved in another such period shall be limited only by the calculation of X corresponding to the period in which such claim was commenced.

7.7 In no event shall any Party be liable in respect of a breach or breaches of any of the warranties contained in Clause 7.2 or any other claim (whether for breach of contract, indemnity, tort (including negligence), breach of statutory obligation or otherwise, except fraud, fraudulent misrepresentation and except for the avoidance of doubt, claims for infringement of Patent Rights) under this Agreement or the Framework Agreement or any act or omission in connection with this Agreement for any loss of profit or any indirect or consequential loss or damage suffered by any of the Parties or any of their Affiliates or exemplary or punitive damages.

8        ENFORCEABILITY OF RIGHTS AND OBLIGATIONS

         Any failure by any Party to enforce any of the provisions of this Agreement or to require at any time performance by any other Party of any of the provisions hereof, will not affect the validity of this Agreement or any provision hereof, or the right of any Party thereafter to enforce each and every provision. Should any provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, to the extent permitted by law, the validity of the remaining provisions will not be affected by such holding.

9        U.S. EXPORT ADMINISTRATION ACT

         The Company agrees that no Technical Information nor the direct product of such Technical Information will be shipped, either directly or indirectly, to any country as may be prohibited under the U.S. Re-export Controls (issued by the U.S. Department of Commerce as they now exist or may be amended ("the Re-export Controls"). The Company further certifies that, unless prior authorisation is obtained from the U.S. Bureau of Export Administration, the Company will not knowingly:

         (a) export or re-export, directly or indirectly, to any country any technical data (including software) comprised of the Technical Information; or

         (b) export, directly or indirectly, to any country any direct product (including processes and services) of such technical data (including software),

         if without such prior authorization such re-export or export would be in violation of the Re-export Controls as they now exist or as they may be amended.

10       INDEMNIFICATION

10.1 The Company shall indemnify SHELL, its Affiliates, directors, officers and employees against, and pay any related costs of, any claim or action for negligence or whatever other cause brought against SHELL or any of its Affiliates by any third party in respect of any loss or damage (including personal injury or death) sustained by such third party and arising out of a breach of the obligations of the Company in this Agreement and/or the use of Products or Services and/or Licensed Patents and/or Technical Information by the Company or any of its Affiliate Sub-Licensees or permitted assignees or by any third party to whom the Company or any of its Affiliate Sub-Licensees or other Affiliates or permitted assignees has provided Products or Services, other than loss or damage directly arising from any matter that is a breach of the warranties in Clause 7.2 or from fraud, fraudulent misrepresentation or from the Wilful Misconduct of SHELL or its Affiliates but always having regard to the novel nature of any application of Expanded Tube Technology. Nothing in this Clause 10.1 shall operate to override the terms of any commercial contract entered into between Weatherford and/or its Affiliates and SHELL and/or its Affiliates in respect of the sale, lease, supply or other disposal of Products to SHELL and/or it Affiliates or the provision of Services to SHELL and/or its Affiliates and the terms of such commercial contracts shall be unaffected by this Clause 10.1.

10.2 "Wilful Misconduct" in Clause 10.1, in relation to the performance of the obligations of SHELL under this Agreement, shall mean an intentional, conscious or reckless disregard by a person who is employed by SHELL or any of its Affiliates as a director or other corporate officer or who occupies a senior managerial position having direct responsibility for research and development with respect to applications of Expanded Tube Technology (including, for the avoidance of doubt, the person having overall supervisory authority over the team carrying out such research and development), of good and prudent oil and gas field practice in utter disregard of avoidable and harmful consequences. In assessing whether an event of Wilful Misconduct has occurred, regard shall be had to the novel nature of any application of Expanded Tube Technology.

11       EXPIRY AND TERMINATION

         SHELL may terminate this Agreement (including the licences granted herein) forthwith by notice in writing if:

         (a) the Company fails to make any of the payments due or otherwise perform any of its obligations in each case pursuant to Clauses 5.2 (a), 5.2 (b), 5.2 (c) or 5.11 or under the documents referred to therein within 30 days of any relevant date upon which such payments fall due or such obligations fall due to be performed and provided that the Company has not made such payments or performed such obligations within 15 days of receiving written notice from SHELL of such non-payment or non-performance;

         (b) (except insofar as the Company has a right to pay royalties into an escrow account pursuant to Clause 4.3 or as there is a bona fide dispute as to whether or not royalties are payable and the dispute resolution procedure set out in the first two sentences of Clause 13.2 has been invoked), any royalties due hereunder have remained unpaid for a period of six (6) months from the date on which they are due pursuant to Clause 5.4, provided SHELL has first given the Company notice that the royalties in question are overdue and the Company has failed to pay the same within 30 days of the notice;

         (c) the Company has assigned or purported to assign this licence or granted a sub-licence or purported to grant a sub-licence under this licence in circumstances where the Company was not entitled under Clauses 3.1, 14.2 or 14.3 (as appropriate) to do so and SHELL has given the Company written notice requiring, in the case of an assignment, a reassignment, and, in the case of a licence or sub-licence, the termination of such licence or sub-licence and/or such other arrangement, all on terms reasonably satisfactory to SHELL and the Company has failed to do so within 30 days of such notice;

         (d) the Company or any Affiliate of the Company in any formal court or patent office proceedings launches a challenge aiming to invalidate any patents in the Licensed Patents or to adversely affect SHELL's ownership of any of the Licensed Patents, or otherwise formal court or patent office proceedings are launched by another party pursuant to any agreement between the Company and/or any of its Affiliates and that other party;

         (e)      the Company becomes subject to a Change of Control; or

         (g) either the Company or Weatherford makes an assignment for the benefit of creditors, files a petition under any bankruptcy law or any insolvency law or any other law for the relief or aid of debtors, including, without limitation, the United States Federal Bankruptcy Code of 1986 or any amendment thereto (any such law or code being herein referred to as a "Bankruptcy Law") or files a petition or answer seeking for itself, or consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Bankruptcy Law or fails to deny, in a timely manner, the material allegations of or to contest any such petition filed against it or should any action commenced by any such petition continue undismissed, unstayed or in effect for more than 90 days or should a receiver, custodian, liquidator, fiscal agent or trustee of any of them or of the whole or any substantial part of their properties or assets be appointed or should a court enter an order, judgment or decree approving a petition filed against any one of them seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Bankruptcy Law or should an order of relief be entered pursuant to any such Bankruptcy Law with respect to either one of them.

12       CONSEQUENCES OF TERMINATION

         After termination the Company shall:

         (a)      make no further use of any:

                  (i) Licensed Patents (but this restriction shall only apply in relation to a particular patent while that patent is in force); and

                  (ii) Confidential Information insofar as it does not fall within one of the exceptions provided for in Clause 6.6;

         (b) immediately destroy (with verification thereof on oath) or, in the Company's sole discretion return to SHELL all records of and documents containing Confidential Information (and all copies thereof) in the possession, power or control of the Company and/or its Affiliates (save that the Company's external counsel in England may, upon entering into an undertaking with Shell to keep the same confidential, retain a copy of the Technical Information for archival purposes only).

13       LAW AND JURISDICTION

13.1 This Agreement shall be governed by and construed in accordance with English law and each Party to this Agreement submits to the exclusive jurisdiction of the English courts.

13.2 If there is any dispute, claim, or controversy, regardless of the legal or equitable theory involved, arising out of or relating to this Agreement (including any such matter involving any parent, subsidiary, Affiliate, successor in interest or agent of either of the Parties) (a "Disputed Matter"), the Parties will first attempt to amicably resolve such Disputed Matter in good faith. If the initial efforts to resolve such Disputed Matter are not successful, the Parties will submit the Disputed Matter jointly to the respective senior executive officers of the Company and SHELL, or such other senior executive as each Party may designate from time to time. The Parties agree that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the High Court of Justice in England, and the parties hereby irrevocably submit to the exclusive jurisdiction of such court in connection with any such legal action or proceedings. The parties agree that any legal action or proceedings shall be initiated in the Patents Court (part of the Chancery Division of the High Court of Justice in England).

13.3 SHELL irrevocably appoints Shell Technology Ventures Limited as its agent to accept service of legal proceedings in connection with all matters arising out of this Agreement and the transactions contemplated by this Agreement and agrees that any claim form, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to the Company Secretary, Shell Technology Ventures Limited at Shell Centre, London SE1 7NA

13.4 Each of the Company and Weatherford irrevocably appoints Dickson Minto of Royal London House, 22/25 Finsbury Square, London EC2A 2DX as its agent to accept service of legal proceedings in connection with all matters arising out of this Agreement and the transactions contemplated by this Agreement and agree that any claim form, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to Dickson Minto at such address.

14       PARTIES BOUND/ASSIGNMENT

14.1 This Agreement will be binding upon and inure to the benefit of the Parties hereto and to their permitted successors and assigns.

14.2 Subject to Clause 14.3 the Company shall not assign any of its rights arising from this Agreement without the prior written consent of SHELL, such consent not to be unreasonably withheld.

14.3 The Company shall be entitled to assign its rights arising from this Agreement to an Affiliate of the Company without the prior written consent of SHELL

14.4 Subject to Clause 14.5, SHELL shall not assign any of its rights arising from this Agreement without the prior written consent of the Company, such consent not to be unreasonably withheld.

14.5 SHELL shall be free without requiring the consent of any other Party to assign any of its rights arising from this Agreement to any Affiliate of SHELL, provided the Affiliate to whom SHELL's rights are assigned enters into an agreement with the Company that it will observe the obligations contained in this Agreement.

15.      GUARANTEE

15.1 Weatherford irrevocably and unconditionally guarantees to SHELL the due and punctual performance and/or collectibility of each obligation of the Company contained in this Agreement. Weatherford shall pay to SHELL from time to time on demand any sum of money which the Company is at any time obligated to pay and is due and payable to SHELL under or pursuant to this Agreement and which has not been paid at the time the demand is properly made. Weatherford's obligations under this Clause are primary obligations and not those of a mere surety and Weatherford shall perform the Company's obligations as called upon to do so by SHELL and as if it were primarily liable for the performance. Weatherford's obligations under this Clause 15 shall not be impaired, discharged or affected by;

         (a) any failure, defect or unenforceability of any obligation, term or condition of this Agreement; or

         (b) any legal limitation, disability or incapacity of the Company; or

         (c)      the fraud of the Company or any other Person; or

         (d) the lack of authority of any director or other person purporting to act on behalf of the Company,

         as a result of which any obligation undertaken by the Company under this Agreement is or may be rendered invalid, void or unenforceable against the Company. All such circumstances shall be disregarded between SHELL and Weatherford and this guarantee shall be construed as if there were no such invalidity, voidness or unenforceability provided always that Weatherford shall be entitled to the same defences and rights (including limitation of liability) to which the Company is entitled under or in respect of this Agreement.

15.2 Weatherford's obligations under Clause 15.1 are continuing obligations and are not satisfied, discharged or affected by:

         (a) an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Company; or

         (b) any arrangement which the Company makes with SHELL (with the prior written consent of Weatherford) which might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

15.3     SHELL may at any time it thinks fit and without reference to
         Weatherford:

         (a) grant time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Company under this Agreement provided, however, that in no case may SHELL extend or enlarge the obligations guaranteed pursuant to this Clause 15 without the prior written consent of Weatherford;

         (b) give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by SHELL;

         (c) discharge a party to other securities or guarantees held by SHELL and realise all or any of those securities or guarantees; and

         (d) compound with and make other arrangements with the Company or a person or persons liable on other securities or guarantees held or to be held by SHELL.

15.4 So long as the Company has any actual or contingent obligation under this Agreement Weatherford shall not exercise a right which it may at any time have by reason of the performance of its obligations under Clause 15.1 to be indemnified by the Company, to claim a contribution from another surety of the Company's obligations or to take the benefit of any of the Company's rights under this Agreement (otherwise than pursuant to an assignment permitted in accordance with Clause 14) or of any other security taken by the Company in connection with this Agreement.

15.5 Weatherford's liability under this Agreement shall in no circumstances be greater than the liability expressed to be assumed by the Company under this Agreement.

15.6 In the event of a proposed change of control of Weatherford as referred to in the definition of Change of Control, Weatherford shall (if requested by SHELL) use all commercially reasonable endeavours to procure a guarantee of the Company's obligations from the successor entity on terms reasonably satisfactory to SHELL.

16       MODIFICATION OF AGREEMENT

         This Agreement will not be modified except by written instrument signed by authorized representatives of the Parties hereto.

17       HEADINGS/SCHEDULES

         The Clause headings in this Agreement are solely for convenience and will not be considered in its interpretation. This Agreement will be deemed to have been jointly drafted by the Parties and accordingly, resolution of ambiguities in drafting will not be resolved based upon authorship. The Schedules and other attachments referred to throughout this Agreement are incorporated into this Agreement.

18       WAIVER

         The failure of any Party at any time to require performance by any other Party of any provision of this Agreement will not affect in any way the full right to require the performance at any subsequent time. The waiver by any Party of a breach of any provision of this Agreement will not be taken or held to be a waiver of the provision itself. Any course of performance will not be deemed to amend or limit any provision of this Agreement.

19       WEATHERFORD ACKNOWLEDGEMENT

         Each of the Company and Weatherford warrants to SHELL that:

         (a) it is not aware as at the Effective Date of any fact, matter or circumstance amounting to a breach of warranty by SHELL hereunder; and

         (b) it has not entered into this Agreement or any of the agreements referred to herein in reliance on any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment of any kind whatsoever other than as set out herein or therein as the case may be and it will have no remedy against SHELL or any of its Affiliates in respect of any such representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment of any kind whatsoever made on or prior to the date of this Agreement aforesaid provided that nothing in this Sub-Clause shall have the effect of limiting or restricting any liability of SHELL or any of its Affiliates arising as a result of any fraud and fraudulent misrepresentation.

20       SEVERABILITY

         If any part of this Agreement shall be held to be in whole or in part invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not impair or affect the remaining provisions or parts thereof, of this Agreement. The Parties shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed herein.

21       NOTICES, ETC.

21.1 All notices, demands, requests or other communications that may be or are required to be given, served or sent by either Party to the other Party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as follows:

         (a)      If to SHELL:  Shell Technology Ventures Limited
                                Shell Centre
                                London
                                SE1 7NA

                  with a copy (which will not constitute notice) to:

                                Shell International B.V.
                                16 Carel van Bylandtlaan,
                                2596 HR The Hague
                                the Netherlands
                                Facsimile Transmission No.: 31 70 3776141

                                Attn.: Intellectual Property Services

         (b)      If to the Company or to Weatherford:

                                Weatherford/Lamb, Inc. or Weatherford
                                International Inc.
                                515 Post Oak Blvd., Suite 600
                                Houston, Texas 77027
                                Facsimilie: 713-693-4484

                                Attn.: Vice President - Law

21.2 Any Party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

22       ENTIRE AGREEMENT

         This Agreement and the other agreements referred to herein constitute the sole and entire agreement between SHELL and the Company with respect to the subject matter hereof, and supersede any and all prior agreements and understandings with respect to such subject matter (including the entire provisions of the confidentiality agreement dated 15 November 2001 and the Memorandum of Understanding dated 31 October 2001 in each case, between Weatherford and Shell Technology Ventures Limited).

23       INTERPRETATION

         Words of any gender used in this Agreement will be held and construed to include any other gender, words in the singular number will be held to include the plural and the words "including" or "include" shall be construed as being by way of illustration only and shall not be construed as limiting the generality of either of the foregoing words.

24       FORCE MAJEURE

         No Party to this Agreement will be liable to the other for any delay or failure by such Party to perform its obligations (excluding obligations to pay consideration sums and royalties and the confidentiality obligations) under this Agreement if such delay or failure arises from any cause or causes beyond the reasonable control of such Party, including, without limitation, labour disputes, strikes, acts of God, floods, lightning, shortages of materials, rationing, utility or communication failures, earthquakes, casualty, war, acts of the public enemy, riots, insurrections, embargoes, blockades or regulations or orders of governmental authorities. If a Party to this Agreement is delayed or prevented from performing such Party's obligations pursuant to this Agreement due to any cause beyond such Party's reasonable control, such delay will be excused during the continuance of such delay and the period of performance will be extended to the extent necessary to enable such Party to perform its obligations after the cause of such delay has been removed.

25.      THIRD PARTIES

         Save as otherwise expressly provided in this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a Person who is not a Party to this Agreement and the Parties shall be entitled to amend or vary the terms of this Agreement without the consent of any Person who is not a Party to this Agreement.

IN WITNESS WHEREOF, SHELL, Weatherford and the Company have caused this Agreement to be executed by their duly authorized representatives.

SHELL TECHNOLOGY VENTURES INC.

By: /s/ Ricardo Rodriguez

Name: Ricardo Rodriguez

Title: Attorney In Fact


WEATHERFORD/LAMB, INC.

By: /s/ Burt M. Martin

Name: Burt M. Martin

Title: Vice President

WEATHERFORD INTERNATIONAL, INC.

By: /s/ Burt M. Martin

Name: Burt M. Martin

Title: Vice President - Law